Exhibit 99.1
                     Cass Information Systems, Inc. reports
                    51% Increase in 2nd Quarter 2005 Earnings

      ST. LOUIS - Cass Information Systems, Inc. (NASDAQ: CASS), the nation's leading provider of freight, utility and telecom invoice payment, rating, auditing and information services, reported second quarter earnings of 68 cents per fully-diluted share, a 51% increase from the 45 cents reported for the second quarter of 2004.

      The Company reported net income for the quarter was up 52% to $2,584,000, compared to the $1,700,000 in net income reported in the comparable quarter in 2004. Total revenues increased 21% or $3,290,000 over the same period last year.

      "We are pleased to see a continuation of the Company's strong performance through the second quarter," said Lawrence A. Collett, chief executive officer and chairman of the board. "The results reflect growth in information processing activity as well as an increase in investment revenues, aided by significant improvement in sales from the company's software subsidiary."

      Transportation invoices were up 27% and dollar volume rose 19% due to increases from existing accounts and new business. Payment and processing fees also increased as utility invoices processed were up 9% and include the August 2004 acquisition of its telecom group.

      The Company's Government e-Management Solutions, Inc. or (GEMS) subsidiary reported a 69% or $786,000 increase in software sales due to the market's recognition of GEMS' enhanced product line.

      Net investment income increased 23% or $1,449,000 largely due to growth in funds generated from processing activities, increases in loans generated by the Company's Cass Commercial Bank subsidiary, and the rise in the general level of short-term interest rates.

      Total operating expenses increased 13% or $1,685,000 as a result of its telecom acquisition as well as increases in expenses relating to the growth in payments processed. Cass' effective income tax rate rose from 28% to 35% due primarily to the lower level of tax-exempt securities held during the quarter.

Six-Month 2005 Results

      For the six-month period ended June 30, 2005, the Company earned $1.42 per fully-diluted share, a 49% increase from the $.95 per fully-diluted share reported for the six months ended June 30, 2004. Net income for the first half of 2005 was $5,351,000, compared with $3,547,000 in the first six months of 2004. Total revenues rose $5,837,000 or 18 % for the first six months of the year when compared with the same period of 2004 as a result of higher processing volume, fee revenues, software sales and investment income. Operating expenses increased $2,745,000 or 10% in the first six months of 2005 when compared with the first six months of 2004.

      "The first six months of 2005 are the strongest ever for the Cass organization," Collett said. We believe the company's strategy is showing the results of a growing information processing client base coupled with a greater level of service options available to its customers and prospects."

                      Selected Consolidated Financial Data

      The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended June 30, 2005 and 2004:

                                        Quarter         Quarter      Six Months     Six Months
                                         Ended           Ended         Ended          Ended
                                        6/30/05         6/30/04       6/30/05        6/30/04

Transportation Invoice Volume               7,503          5,921         14,635         11,350
Transportation Dollar Volume           $2,869,289     $2,416,168     $5,437,379     $4,637,814
Utility Transaction Volume                  1,401          1,286          2,804          2,570
Utility Dollar Volume                  $  989,180     $  895,730     $2,018,415     $1,830,091
Payment and Processing Fees            $    8,737     $    7,621     $   17,329     $   15,219
Software Revenue                            1,920          1,134          3,600          2,313
Net Investment Income                       7,773          6,324         15,099         12,697
Gain on Sales of Debt Securities               --             --            547            441
Other                                         546            607          1,088          1,156
                                       ----------     ----------     ----------     ----------
     Total Revenues                    $   18,976     $   15,686     $   37,663     $   31,826
Salaries and Benefits                  $   10,610     $    9,301     $   20,954     $   18,458
Occupancy                                     571            436          1,071            894
Equipment                                     830            986          1,667          2,011
Other                                       2,987          2,590          5,848          5,432
                                       ----------     ----------     ----------     ----------
     Total Operating Expenses          $   14,998     $   13,313     $   29,540     $   26,795

Income before Income Taxes             $    3,978     $    2,373     $    8,123     $    5,031
Provision for Income Taxes             $    1,394     $      673     $    2,772     $    1,484
Net Income                             $    2,584     $    1,700     $    5,351     $    3,547
Average Earning Assets                 $  680,850     $  627,453     $  672,765     $  613,338
Net Interest Margin                          4.82%          4.33%          4.78%          4.45%
Allowance for Loan Losses to Loans           1.17%          1.24%          1.17%          1.24%
Non-performing Loans to Total Loans           .13%           .73%           .13%           .73%
Net Loan Charge-offs to Loans                  --             --            .08%            --
Provision for Loan Losses              $      200     $      150     $      400     $      350
Non-performing Loans                   $      658     $    3,467     $      658     $    3,467
Basic Earnings per Share               $      .71     $      .47     $     1.46     $      .97
Diluted Earnings per Share             $      .68     $      .45     $     1.42     $      .95

About Cass Information Systems

      Cass has been a leading provider of payables services and information support systems to companies throughout North America since 1956. The company pays over $14 billion annually in freight and utility invoices on behalf of its customers from processing centers in St. Louis, Mo., Columbus, Ohio, Boston, Mass. and Greenville, S.C. The support of its bank subsidiary, Cass Commercial Bank, founded in 1906, makes Cass Information Systems unique in the industry.

Note to Investors

      Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company's actual results, see the company's reports filed from time to time with the Securities and Exchange Commission including the company's annual report on Form 10-K for the year ended December 31, 2004.